Exhibit 10.6

AGREEMENT FOR TRANSFER OF STOCK AND PROMISSORY NOTE

This Agreement for Transfer of Stock (“Agreement”) is made effective as of January 1, 2026 (“the Effective Date”), by and among EM1 Capital, LLC (“Seller”) and Limitless X Holdings Inc. (“Buyer”). The stock that is the subject of this Agreement (hereinafter “Stock”) is 8 million (8,000,000) shares of capital stock of Limitless Films, Inc., a Florida corporation (hereinafter the “Corporation”).

RECITALS

Buyer desires to purchase from Seller and Seller desires to sell to Buyer the remaining Stock owned by Seller in Corporation on the terms and subject to the conditions set forth in this Agreement; Corporation desires that this transaction be consummated. Seller owns, of record and beneficially, 80%, or 8,000,000 shares, of all the issued and outstanding shares of common stock of Corporation (“the Stock”). Buyer already owns the other 20%, or 2,000,000 shares, and hereby will acquire the Stock to be the sole owner and shareholder of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, the parties hereto agree as follows:

1.	Sale and Transfer of the Stock

Subject to the terms and conditions of this Agreement, on the Effective Date, Seller will sell, convey, assign, transfer, and deliver to Buyer, and Buyer will purchase from Seller, the Stock. Seller and Buyer are each active in and knowledgeable about the business, products, affairs, properties, risks, liabilities and prospects of the Corporation and each party has made his or her own independent judgment about the value of the Stock and is not relying on any representation or warranty, express or implied, about the value of the Stock or the past or future prospects of the Corporation. Each party assumes in full all risks of any nature whatsoever concerning the value of the Stock and each party forever and unconditionally waives any and all claims he or she may have against the other party or the Corporation, or the Corporation’s officers, directors or shareholders, based on or related to the value of the Stock.

2.	Consideration

The consideration for the sale of the Stock is $1.00 and other good and valuable consideration.

3.	Closing Date

The transaction contemplated by this Agreement shall have an effective closing date as of January 1, 2026 (the “Closing Date”). The closing of the transaction contemplated herein shall take place at the existing business location in Los Angeles, California (“the Closing”).

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4.	Conditions Precedent to Closing

The Closing, and Buyer’s duty to perform, shall be contingent upon satisfaction or Buyer’s written waiver of the following:

a.	Buyer to remove Seller from any and all liability as to any lease, line of credit, or other agreement currently binding Seller as a party or guarantor, unless otherwise agreed by the Parties.

b.	Seller shall void any stock certificates issued in his name and return any corporate records in his possession to a representative of Buyer and execute any documents required to effectuate the transfer of ownership.

Once these conditions are met, the Closing will occur.

5.	Representations and Warranties of Seller

As of the date hereof and the Closing Date, Seller represents and warrants to Buyer the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of Buyer, and which shall survive the Closing Date:

5.1 Organization. Corporation is a corporation, duly formed, validly existing, and in good standing under the laws of the State of California.

5.2 Authority. Seller has full power and authority to enter into and consummate the transaction contemplated by this Agreement and, when executed, this Agreement will be a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy laws, laws affecting creditors’ rights generally and equitable principles.

5.3 Title to Subject Shares. The Stock is owned, beneficially and of record, by Seller, all of which shares are free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, other than restrictions that may be set forth in any permits issued by the California Commissioner of Corporations or otherwise imposed by the California Corporations Code. The Stock represents all of the issued and outstanding shares of stock, and there are no outstanding warrants or options to issue additional stock in Corporation.

5.4 Tax Returns and Audits. To the best of Seller’s knowledge, and within the time and in the manner prescribed by law, Corporation has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments and penalties due and payable attributable to Corporation’s business. There are no present disputes as to taxes of any nature payable by Corporation. Seller believes that 2025 taxes are on extension and have not yet been paid.

5.5 Compliance With Laws. To the best of Seller’s knowledge, Corporation and Seller have (a) complied with all laws, ordinances, regulations and orders applicable to the conduct of the Corporation and the Business, and has not received any notice asserting or alleging any noncompliance, and (b) filed with the proper authorities each statement, report, information and form required by each such authority.

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5.6 Legal Actions. To the best of Seller’s knowledge, there are no actions, suits or proceedings pending or threatened against Seller or Corporation which, individually or in the aggregate, could have a material adverse effect on any of the Corporation’s assets, the transactions contemplated herein or the operation of the Business after the Effective Date, whether at law or in equity. Corporation is not in default with respect to any order or decree of any federal, state or local court, department, agency, or arbitrator, which is directed against it, and is not in violation of any applicable federal, state or local law or regulation which would have a material adverse effect on the transactions contemplated herein after the Closing Date.

5.7 Relationship of the Parties. Buyer is already a shareholder in Corporation and Seller is an executive and the Chairman of the Board of Directors of Buyer. Seller has not and will not use any confidential information or participate in any votes or other evaluations as to this Agreement on behalf of Buyer.

5.8 Material Misstatements or Omissions. No representation or warranty of Seller contained in this Agreement, or in the Exhibits hereto, or in any document furnished or to be furnished pursuant to this Agreement, contains, or on the Closing Date will contain, an untrue statement of a material fact, or omits or will omit to state on the Closing Date a material fact, necessary to make the statements of fact herein or therein contained not misleading.

5.9 Financial Statements. To the best of Seller’s knowledge, all financial statements provided to Buyer fairly present the results of operation and financial position of Seller’s business for the periods and at the dates therein specified, and contain no material misrepresentation.

6.	Representations and Warranties of Buyer

As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of Seller and which shall survive the Closing Date:

6.1 Authority. Buyer has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby and, when executed, this Agreement will be a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy laws.

6.2 Reporting. Buyer understands and acknowledges that Corporation may be required to report the transaction contemplated herein to the Securities and Exchange Commission and/or in its books and records which may require public filings.

6.3 Profits. Buyer is aware that all profits are future, and that Seller makes no representations related thereto other than the material representation that Seller has not and will not take any action to hinder the ability for Corporation to make profits or cause Corporation any damage or exposure to liability from any third party.

7.	Due Diligence.

Buyer has reviewed the Corporation’s books, records, financial statements, and the operation of the Corporation, and has approved thereof.

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8.	Indemnification

8.1 Buyer and Corporation shall indemnify, defend and hold harmless Seller, his agents, successors, and assigns from and against any and all claims, demands, losses, liabilities, costs, expenses, obligations and damages, including, without limitation, debts, interest, penalties and reasonable attorneys’ fees, suffered or incurred by Seller which arise, result from or relate to (a) a material breach of any of the provisions of this Agreement by Buyer, or (b) the conduct and operation of the Corporation’s business from before and after the Closing Date unless otherwise agreed by the Parties.

8.2 In the event any claim for indemnification hereunder arises on account of a claim or action made or instituted by a third person against the party to be indemnified, the party to be indemnified shall notify the indemnifying party, in writing, promptly after the receipt of notice by the party to be indemnified that such claim was made or that such action was commenced.

8.3 The indemnifying party shall be entitled to participate in the defense of any such claim or action by counsel of its own choosing, which counsel shall be reasonably satisfactory to the indemnified party. If the indemnifying party shall participate in the defense of such claim or action, the same shall not be settled without its written consent, which consent shall not unreasonably be withheld, conditioned, or delayed.

9.	Understanding of Risks.

The Parties are fully aware of: (i) the highly speculative nature of the investment in the Stock; (ii) the financial hazards involved; (iii) the lack of liquidity of the Stock and the restrictions on transferability of the Stock; and, (iv) the financial condition of the Corporation; and (v) the tax consequences of and investment in the Stock.

10.	General Provisions

10.1 Further Assurances. After the Closing Date, Seller and Buyer shall execute and deliver all such further instruments and documents and shall perform all other acts which the other may reasonably request in order to further effect or perfect the sale and transfer of the Stock to Buyer as contemplated in this Agreement.

10.2 Time. Time is of the essence to the parties’ performance per this Agreement.

10.3 Notices. All notices, statements or demands shall be in writing and shall be served in person, by facsimile, by express mail, by certified mail or by private overnight delivery to the last known addresses of each party. Service shall be deemed conclusively made (a) at the time of service, if personally served, (b) twenty four (24) hours after deposit in the United States mail, properly addressed and postage prepaid, if served by express mail, (c) five (5) days after deposit in the United States mail, properly addressed and postage prepaid, if served by certified mail and (d) twenty four (24) hours after delivery by the party giving the notice, statement or demand to the private overnight deliverer, if served by private overnight delivery.

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10.4 Waivers. A waiver of any of the terms and conditions of this Agreement in any one instance shall not be deemed a waiver of such term or condition for the future, or of any subsequent breach, nor shall it be deemed a waiver of performance of any other obligation.

10.5 Disputes. In the event a dispute shall arise between the parties, whether based on contract, tort, statute or other legal theory, arising out of or related to this Agreement, resulting in litigation, in addition to such other relief as may be awarded by the courts, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, expenses and costs.

10.6 Confidentiality. Seller and Buyer shall not be required to keep confidential the terms hereof given Buyer’s status as a public entity; however, any confidential information, including what would be deemed confidential by a reasonable person, shall be kept strictly confidential unless it is already known to the public or is legally required to be disclosed.

10.7 Mediation. Any controversy or dispute arising out of or relating to this Agreement or the interpretation hereof shall be subject to a good faith mediation. Mediation shall be governed by the confidentiality requirements contained in California Evidence Code Section 1152.5. If any party commences an action for any dispute or claim to which this paragraph applies without first attempting to resolve the matter through mediation, or refuses to mediate after a request has been made, then that party shall not be entitled to recover attorneys’ fees, even if they would otherwise be available to that party in any such action.

10.8 Arbitration. Any controversy or dispute arising out of relating to this Agreement or the subject matter hereof, or breach thereof, which cannot be resolved through mediation, shall be settled by confidential arbitration in Los Angeles County, California, with Signature Resolution, ADR Services Inc., or such other arbitration services as the parties may agree to in writing, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The party prevailing in such arbitration shall be entitled to be paid all reasonable legal expenses and costs. The arbitrator shall be empowered to order such discovery as the arbitrator deems necessary or appropriate for the purpose of expeditiously and fairly resolving in such controversy.

10.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assignees of the parties.

10.10 Headings. The subject headings of this Agreement are for convenience only and shall not in any way affect the construction or interpretation of any provision of this Agreement.

10.11 Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

10.12 Advice of Counsel. The Parties acknowledge that they have each been given the opportunity to consult with counsel and to be represented in relation to this Agreement and are fully aware of their rights and obligations hereunder. The Parties have either been advised by counsel or having had a reasonable opportunity to seek the advice of counsel have affirmatively decided not to consult counsel.

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10.13 Governing Law. This Agreement shall be governed by, construed in accordance with and enforced under the laws of the State of California.

10.14 Entire Agreement. This Agreement, including the other agreements, exhibits and schedules to be entered into in connection with the transactions contemplated by this Agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

“Seller”

EM1 Capital, LLC

By: ______________________

Jaspreet Mathur, President

“Buyer”

Limitless X Holdings Inc., by its Officer

By: ______________________

Danielle Young, COO

“Corporation”

Limitless Films, Inc.

By: ______________________

Jaspreet Mathur, Authorized Agent

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